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As filed with the Securities and Exchange Commission September 23, 2015

Registration No. 333-206941

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Paylocity Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	46-4066644 (IRS Employer Identification Number)

3850 N. Wilke Road
Arlington Heights, Illinois 60004
(847) 463-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven R. Beauchamp
President and Chief Executive Officer
3850 N. Wilke Road
Arlington Heights, Illinois 60004
(847) 463-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John J. Gilluly III, P.C. Jenifer R. Smith DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 457-7000	Christopher J. Austin Stephen C. Ashley Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019-6142 (212) 506-5000

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, dated September 23, 2015

3,740,000 Shares

Paylocity Holding Corporation

Common Stock

        The selling stockholders identified in this prospectus are selling 3,740,000 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "PCTY." The last sale price of our common stock on September 22, 2015, as reported by the NASDAQ Global Select Market, was $32.31 per share.

        We are an "emerging growth company" under the federal securities laws and, as such, are subject to reduced public company reporting requirements. Investing in our common stock involves risks. See "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to selling stockholders, before expenses	$	$

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. See "Underwriting."

        The underwriters may also purchase up to 561,000 additional shares of common stock from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

        The underwriters expect to deliver shares of common stock to purchasers on or about                      , 2015.

Deutsche Bank Securities	BofA Merrill Lynch	William Blair	Stifel

JMP Securities	Raymond James	Needham & Company	First Analysis Securities Corp.

September     , 2015.

paylocity®

We are a cloud-based provider of payroll and HCM software solutions purpose-built for medium-sized organizations.

Payroll
Talent Management
Core HR + Benefits
Time + Labor
Paylocity's SaaS/Cloud

        We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared and filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date on the front cover of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        For investors outside the United States: Neither we, nor the selling stockholders, nor the underwriters have done anything that would permit this public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

 PROSPECTUS SUMMARY

        This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read this entire prospectus, including the information set forth below in the section titled "Risk Factors" and in the section titled "Risk Factors" in the documents incorporated herein by reference, including our Annual Report on Form 10-K for the year ended June 30, 2015, the other information incorporated by reference in this prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering. Some of the statements in this prospectus constitute forward-looking statements. See the section titled "Special Note Regarding Forward-Looking Statements" for more information. Unless otherwise indicated or the context otherwise requires, references in this prospectus to "Paylocity," "the Company," "our company," "we," "us," and "our" refer to Paylocity Holding Corporation, a Delaware corporation, and, where appropriate, its wholly-owned subsidiary. References to any year herein refer to the twelve months ended June 30 of the year indicated unless otherwise specified.

Paylocity Holding Corporation

Overview

        We are a cloud-based provider of payroll and human capital management, or HCM, software solutions for medium-sized organizations, which we define as those having between 20 and 1,000 employees. Our comprehensive and easy-to-use solutions enable our clients to manage their workforces more effectively. As of June 30, 2015, we served approximately 10,350 clients across the U.S., which on average had over 100 employees. Our solutions help drive strategic human capital decision-making and improve employee engagement by enhancing the human resource, payroll and finance capabilities of our clients.

        Our multi-tenant software platform is highly configurable and includes a unified suite of payroll and HCM applications, such as time and labor tracking, benefits and talent management. Our solutions have been organically developed from our core payroll solution, which we believe is the most critical system of record for medium-sized organizations and an essential gateway to other HCM functionality. Our payroll and HCM applications use a unified database and provide robust on-demand reporting and analytics. Our platform provides intuitive self-service functionality for employees and managers combined with seamless integration across all our solutions. We supplement our comprehensive software platform with an integrated implementation and client service organization, all of which are designed to meet the needs of medium-sized organizations.

        Effective management of human capital is a core function in all organizations and requires a significant commitment of resources. Organizations are faced with complex and ever-changing requirements, including diverse federal, state and local regulations across multiple jurisdictions. In addition, the workplace operating environment is rapidly changing as employees increasingly become mobile, work remotely and expect an end user experience similar to that of consumer-oriented Internet applications. Medium-sized organizations operating without the infrastructure, expertise or personnel of larger enterprises are uniquely pressured in this complex and dynamic environment. Existing solutions offered by third-party payroll service providers can have limited capabilities and configurability while enterprise-focused software vendors can be expensive and time-consuming to implement and manage. We believe that medium-sized organizations are better served by solutions designed to meet their unique needs.

        We market and sell our products primarily through our direct sales force. We generate sales leads through a variety of focused marketing initiatives and by referrals from our extensive referral network of 401(k) advisors, benefits administrators, insurance brokers, third-party administrators and HR consultants. We derive revenue from a client based on the solutions purchased by the client, the number of client employees and the amount, type and timing of services provided in respect of those client employees. Our annual revenue retention rate was greater than 92% in each of the fiscal years 2013, 2014 and 2015. Our total revenues increased from $77.3 million in fiscal 2013 to $108.7 million in fiscal 2014, representing a 41% year-over-year increase, and to $152.7 million in fiscal 2015, representing a 40% year-over-year increase. Our recurring revenues increased from $72.8 million in fiscal 2013 to $101.9 million in fiscal 2014, representing a 40% year-over-year increase, and to $144.1 million in fiscal 2015, representing a 41% year-over-year increase. Although we do not have long-term contracts with our clients and our agreements with clients are generally terminable on 60 days' or less notice, our recurring revenue model provides significant visibility into our future operating results. We have invested, and continue to invest, in growing our business by expanding our sales and marketing activities, increasing research and development to expand and improve our product offerings, and scaling our technical infrastructure and operations. We incurred net losses of $7.1 million and $14.0 million in fiscal 2014 and 2015, respectively. We had net income of $617,000 in fiscal 2013.

Industry Background

        Effective management of human capital is a core function in all organizations and requires a significant commitment of resources. Identifying, acquiring and retaining talent is a priority at all levels of an organization. In today's increasingly complex business and regulatory environment, organizations are being pressured to manage critical payroll and HCM functions more effectively, automate manual processes and decrease their operating costs.

  Complex and Dynamic Tax and Regulatory Environment

        The tax and regulatory environment in the United States is complex and dynamic. Organizations are subject to a myriad of tax, benefit, workers compensation, healthcare and other rules, regulations and reporting obligations. In addition to U.S. federal taxing and regulatory authorities, there are more than 10,000 state and local tax codes in the United States. Further, federal, state and local government agencies continually enact and amend the rules, regulations and reporting requirements with which organizations must comply.

  Growing Demand for Mobility and Enhanced User Experience

        Connectivity and mobility are enabling employees to spend less time in traditional office environments and more time working remotely. This trend increases the demand for advanced and intuitive solutions that improve collaboration and foster employee engagement, such as remote self-service access to payroll and timesheet reporting, HR and benefits portals and other talent management applications. Given the prominence of consumer-oriented Internet applications, employees expect the user experience and accessibility of internal systems to be similar to those of the latest Internet applications, such as LinkedIn, Amazon and Facebook.

  Medium-Sized Organizations Face Unique Challenges

        Medium-sized organizations functioning without the infrastructure, expertise or personnel of larger enterprises are uniquely pressured in the current complex and dynamic environment. Employees in these medium-sized organizations often perform multiple job functions, and many medium-sized organizations have limited financial, technical and other resources needed to effectively manage their critical business requirements and to build and maintain the systems required to do so.

  Large Market Opportunity for Payroll and HCM Solutions

        We believe the U.S. market for HCM applications and payroll outsourcing services is significant. The market opportunity is driven by the importance of payroll and HCM solutions to the successful management of organizations.

        To estimate our addressable market, we focus our analysis on the number of U.S. medium-sized organizations and the number of their employees. According to the U.S. Census Bureau, there were over 565,000 firms with 20 to 999 employees in the U.S. in 2010, employing over 40 million persons. We estimate that if clients were to buy our entire suite of existing solutions at list prices, they would spend approximately $230 per employee annually. Based on this analysis, we believe our current target addressable market is approximately $9.0 billion. Our existing clients do not typically buy our entire suite of solutions, and as we continue to expand our product offerings, we believe that we have an opportunity to increase the amount clients spend on payroll and HCM solutions per employee and to expand our addressable market.

  Organizations Are Increasingly Transitioning to SaaS Solutions

        SaaS solutions are easier and more affordable to implement and operate than those offered by traditional software providers. SaaS solutions also enable software updates with greater frequency and without new hardware investments, enabling organizations to better react to changes in their environments. Many organizations are transitioning to SaaS solutions for front-office business applications such as salesforce management. Similarly, we believe organizations are adopting back-office SaaS applications, such as payroll and HCM, with increasing frequency.

  Limitations of Existing Solutions

        We believe that existing payroll and HCM solutions have limitations that cause them to underserve the unique needs of medium-sized organizations. Existing payroll and HCM solutions include traditional payroll service providers, enterprise-focused payroll and HCM software vendors, HCM point solution providers and manual processes for payroll and HCM functions. Given the challenges medium-sized organizations face operating in complex and dynamic environments and the limited ability of traditional offerings to address these challenges, we believe there is a significant market opportunity for a comprehensive, unified SaaS solution designed to serve the payroll and HCM needs of medium-sized organizations.

Our Solution

        We are a cloud-based provider of payroll and HCM software solutions for medium-sized organizations. Our solutions enable medium-sized organizations to more efficiently manage payroll and human capital in their complex and dynamic operating environments. As of June 30, 2015, we served approximately 10,350 clients across the U.S., which on average had over 100 employees.

        The key benefits of our solution include the following:

  •
  Comprehensive Platform Optimized for Medium-Sized Organizations.  Our solutions empower finance and HR professionals in medium-sized organizations to drive strategic human capital decisions by providing enterprise-grade payroll and HCM applications, including robust reporting and analytics. Our unified platform fully automates payroll and HCM processes, enabling our clients to focus on core business activities. Our solutions help our clients attract, retain and manage their employees within a single, comprehensive system.

  •
  Modern, Intuitive User Experience.  Our intuitive, easy-to-use interface is based on current technology and automatically adapts to users' devices, including mobile platforms, thereby significantly increasing accessibility of our solutions and decreasing the need for training.

    Our platform's self-service functionality and performance management applications provide employees with an engaging experience. Our performance management applications include peer-to-peer employee recognition and social employee profiles that create a reward and recognition environment resulting in greater employee engagement.

  •
  Flexible and Configurable Platform.  We design our solutions to be flexible and configurable, allowing our clients to match their use of our software with their specific business processes and workflows. Our platform has been organically developed from a common code base, data structure and user interface, providing a consistent user experience with powerful features that are easily adaptable to our clients' needs. Our systems centralize payroll and HCM data, minimizing inconsistent and incomplete information that can be produced when using multiple databases.

  •
  Highly-Attractive SaaS Solution for Medium-Sized Organizations.  Our solutions are cloud-based and offered on a subscription basis, making them easier and more affordable to implement, operate and update and enabling our clients to focus less on their IT infrastructure and more on their core businesses. Our cloud-based software can be operated by a single administrator without the support of an in-house information technology department. Our multi-tenant and modern architecture allows for frequent software enhancements thereby enabling our clients to react to a rapidly changing and complex operating environment. Our cloud-based platform enables our clients to scale their businesses without having to acquire additional hardware or to resolve the integration challenges that often result from traditional outsourcing solutions.

  •
  Seamless Integration with Extensive Ecosystem of Partners.  Our platform offers our clients automated data integration with over 200 related third-party partner systems, such as 401(k), benefits and insurance provider systems. This integration reduces the complexity and risk of error of manual data transfers and saves time for our clients and their employees. We integrate data with these related systems through a secure connection, which significantly decreases the risk of unauthorized third-party access and other security breaches. Our direct and automated data transmission improves the accuracy of data and facilitates data collection in our partners' systems. We believe having automated data integration with a payroll and HCM provider like us differentiates our partners' product offerings, strengthening their competitive positioning in their own markets.

Our Strategy

        We intend to strengthen and extend our position as a provider of cloud-based payroll and HCM software solutions to medium-sized organizations. Key elements of our strategy include:

  •
  Grow Our Client Base.  We believe that our current client base represents only a small portion of the medium-sized organizations that could benefit from our solutions. While we served approximately 10,350 clients across the U.S. as of June 30, 2015, there were over 565,000 firms with 20 to 999 employees in the United States, employing more than 40 million persons, according to the U.S. Census Bureau in 2010. In order to acquire new clients, we plan to continue to grow our sales organization aggressively across all U.S. geographies.

  •
  Expand Our Product Offerings.  We believe that our leadership position is in significant part the result of our investment and innovation in our product offerings designed for medium-sized organizations. Therefore, we plan to increase investment in software development to continue to advance our platform and expand our product offerings. For example, in June 2015 we announced the release of ACA Enhanced, which will provide compliance and reporting for the Affordable Care Act.

  •
  Increase Average Revenue Per Client.  Our average revenue per client has consistently increased in each of the last three years as we have broadened our product offerings. We plan to further grow average revenue per client by selling a broader selection of products to new and existing clients.

  •
  Extend Technological Leadership.  We believe that our organically developed cloud-based multi-tenant software platform, combined with our unified database architecture, enhances the experience and usability of our products, providing what we believe to be a competitive advantage over alternative solutions. Our modern, intuitive user interface utilizes features found on many popular consumer Internet sites, enabling users to use our solutions with limited training. We plan to continue our technology innovation, as we have done with our mobile applications, social features and analytics capabilities.

  •
  Further Develop Our Referral Network.  We have developed a strong network of referral participants, such as 401(k) advisors, benefits administrators, insurance brokers, third-party administrators and HR consultants that recommend our solutions and provide referrals. We believe that our platform's automated data integration with over 200 related third-party partner systems is valuable to our referral participants, as they are able to access payroll and HR data through a single system which decreases complexity and cost and complements their own product offerings. We plan to increase integration with third-party providers and expand our referral network to grow our client base and lower our client acquisition costs.

Summary Risk Factors

        Investing in our common stock involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the section titled "Risk Factors" elsewhere in this prospectus and in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 before making a decision to invest in our common stock. If any of these risks and uncertainties occur, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock would likely decline and you may lose all or part of your investment. Below is a summary of some of the principal risks we face:

  •
  We have incurred losses in the past, and we may not be able to achieve or sustain profitability for the foreseeable future.

  •
  Our quarterly operating results have fluctuated in the past and may continue to fluctuate.

  •
  Failure to manage our growth effectively could increase our expenses, decrease our revenue and prevent us from implementing our business strategy.

  •
  The markets in which we participate are highly competitive, and if we do not compete effectively, our operating results could be adversely affected.

  •
  If we fail to adequately expand our direct sales force with qualified and productive sales representatives, we may not be able to grow our business effectively.

  •
  Insiders will continue to have substantial control over us after this offering, which control may limit our stockholders' ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

  •
  Our stock price may be subject to wide fluctuations.

        Upon completion of this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their respective affiliates, will beneficially own, in the aggregate, approximately 58.3% of our outstanding common stock. See "Risk Factors—Insiders will continue to have substantial control over us after this offering, which control may limit our stockholders' ability to influence corporate matters and delay or prevent a third party from acquiring control over us."

Corporate Information

        We were incorporated in July 1997 as an Illinois corporation. In November 2005, we changed our name to Paylocity Corporation. In November 2013, we effected a restructuring whereby Paylocity Corporation became a wholly-owned subsidiary of Paylocity Holding Corporation, a Delaware corporation. Except as otherwise provided herein, this prospectus gives effect to this restructuring. All of our business operations are conducted by Paylocity Corporation.

        We are headquartered in Arlington Heights, Illinois. Our principal executive offices are located at 3850 N. Wilke Road, Arlington Heights, Illinois 60004. Our telephone number is (847) 463-3200. Our corporate website address is www.paylocity.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

        Paylocity and "Apple and Orange" and other trademarks or service marks of Paylocity appearing in this prospectus are our property. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we have elected to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an "emerging growth company."

 The Offering

Common stock offered by the selling stockholders	3,740,000 shares
Common stock to be outstanding after the offering	50,702,871 shares
Over-allotment option offered by the selling stockholders	561,000 shares
Risk factors	See "Risk factors" beginning on page 12 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.
Use of proceeds

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

NASDAQ Global Select Market symbol	PCTY

        Except as otherwise indicated, all references in this prospectus to the number of shares of our common stock to be outstanding after this offering is based on 50,702,871 shares outstanding as of June 30, 2015, after giving effect to the assumptions in the following paragraph, and excludes:

  •
  3,955,510 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2015 having a weighted average exercise price of $10.96 per share;

  •
  386,421 shares of common stock subject to restricted stock units outstanding as of June 30, 2015;

  •
  4,489,822 shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2014 Equity Incentive Plan; and

  •
  1,053,362 shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2014 Employee Stock Purchase Plan.

        Unless otherwise noted, the information in this prospectus assumes:

  •
  no exercise of outstanding options after June 30, 2015;

  •
  no purchase of shares in this offering by our officers and directors; and

  •
  no exercise by the underwriters of their option to purchase additional shares.

 Summary Consolidated Financial Data

        The following table sets forth our summary consolidated financial data as of the dates and for the periods indicated. Our fiscal year ends on June 30. The summary consolidated statement of operations data for each of the three fiscal years ended June 30, 2013, 2014 and 2015 and the summary consolidated balance sheet data as of June 30, 2015 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. Historical results are not necessarily indicative of future results. You should read this data together with our consolidated financial statements, related notes and other financial information under the sections titled "Consolidated Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

	Year Ended June 30,
	2013	2014	2015
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Recurring fees	$71,309	$100,362	$142,168
Interest income on funds held for clients	1,459	1,582	1,901

Total recurring revenues	72,768	101,944	144,069
Implementation services and other	4,526	6,743	8,629

Total revenues	77,294	108,687	152,698

Cost of revenues:
Recurring revenues	28,863	37,319	46,366
Implementation services and other	10,803	17,775	24,530

Total cost of revenues	39,666	55,094	70,896

Gross profit	37,628	53,593	81,802

Operating expenses:
Sales and marketing	18,693	28,276	43,035
Research and development	6,825	10,355	19,864
General and administrative	12,079	21,980	32,824

Total operating expenses	37,597	60,611	95,723

Operating income (loss)	31	(7,018)	(13,921)
Other income (expense)	(16)	163	54

Income (loss) before income taxes	15	(6,855)	(13,867)
Income tax (benefit) expense	(602)	255	105

Net income (loss)	$617	$(7,110)	$(13,972)

Net income (loss) attributable to common stockholders	$(2,291)	$(9,392)	$(13,972)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.07)	$(0.26)	$(0.28)
Diluted	$(0.07)	$(0.26)	$(0.28)
Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	31,988	36,707	50,127
Diluted	31,988	36,707	50,127
Other Financial Data:
Adjusted Gross Profit(1)	$40,695	$57,029	$87,226
Adjusted Recurring Gross Profit(1)	$46,972	$67,458	$101,876
Adjusted EBITDA(1)	$6,301	$5,448	$8,238

Year Ended June 30, 2015
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$81,258
Working capital(2)	69,296
Funds held for clients	591,219
Total assets	720,548
Client fund obligations	591,219
Stockholders' equity (deficit)	107,580

(1)
We use Adjusted Gross Profit, Adjusted Recurring Gross Profit, and Adjusted EBITDA to evaluate our operating results. We prepare Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA to eliminate the impact of items we do not consider indicative of our ongoing operating performance. However, Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA are not measurements of financial performance under generally accepted accounting principles in the United States, or GAAP, and these metrics may not be comparable to similarly-titled measures of other companies.

We define Adjusted Gross Profit as gross profit before amortization of capitalized internal-use software costs, stock-based compensation expense and employer payroll taxes related to stock releases and option exercises and one-time founder funded bonus pay-outs, if any. We define Adjusted Recurring Gross Profit as total recurring revenues after cost of recurring revenues and before amortization of capitalized internal-use software costs, stock-based compensation expense and employer payroll taxes related to stock releases and option exercises and one-time founder funded bonus pay-outs, if any. We define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense and employer payroll taxes related to stock releases and option exercises and one-time founder funded bonus pay-outs, if any.

We disclose Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA, which are non-GAAP measures, because we believe these metrics assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are commonly used in the financial community to aid in comparisons of similar companies, and we present them to enhance investors' understanding of our operating performance and cash flows.

Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA have limitations as analytical tools. Some of these limitations are:

•
Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures;

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not reflect our income tax expense or the cash requirement to pay our taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•
Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

Additionally, stock-based compensation will be an element of our overall compensation strategy, although we exclude it from Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, you should not consider Adjusted Gross Profit as an alternative to gross profit, Adjusted Recurring Gross Profit as an alternative to total recurring revenues, or Adjusted EBITDA as an alternative to net income (loss) or cash provided by operating activities, in each case as determined in accordance with GAAP. We compensate for these limitations by relying primarily on our

  GAAP results, and we use Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA only as supplemental information.

Directly comparable GAAP measures to Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA are gross profit, total recurring revenues and net income (loss), respectively. We reconcile Adjusted Gross Profit, Adjusted Recurring Gross Profit and Adjusted EBITDA as follows:

	Year Ended June 30,
	2013	2014	2015
	(in thousands)
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$37,628	$53,593	$81,802
Amortization of capitalized internal-use software costs	3,067	2,195	2,606
Stock-based compensation expense and employer payroll taxes related to stock releases and option exercises	—	920	2,818
One-time founder funded bonus pay-outs	—	321	—

Adjusted Gross Profit	$40,695	$57,029	$87,226

	Year Ended June 30,
	2013	2014	2015
	(in thousands)
Reconciliation from Total Recurring Revenues to Adjusted Recurring Gross Profit
Total recurring revenues	$72,768	$101,944	$144,069
Cost of recurring revenues	(28,863)	(37,319)	(46,366)

Recurring gross profit	43,905	64,625	97,703
Amortization of capitalized internal-use software costs	3,067	2,195	2,606
Stock-based compensation expense and employer payroll taxes related to stock releases and option exercises	—	496	1,567
One-time founder funded bonus pay-outs	—	142	—

Adjusted Recurring Gross Profit	$46,972	$67,458	$101,876

	Year Ended June 30,
	2013	2014	2015
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$617	$(7,110)	$(13,972)
Interest expense	192	67	—
Income tax (benefit) expense	(602)	255	105
Depreciation and amortization	5,571	6,336	8,609

EBITDA	5,778	(452)	(5,258)
Stock-based compensation expense and employer payroll taxes related to stock releases and option exercises	523	4,929	13,496
One-time founder funded bonus pay-outs	—	971	—

Adjusted EBITDA	$6,301	$5,448	$8,238

(2)
Working capital is defined as current assets minus current liabilities.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and discussed under the section titled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended June 30, 2015, together with the other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, which we believe are the material risks currently facing us, as well as other risks not currently known to us or that are currently considered immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to this Offering

Insiders will continue to have substantial control over us after this offering, which control may limit our stockholders' ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

        Upon completion of this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their respective affiliates, will beneficially own, in the aggregate, approximately 58.3% of our outstanding common stock. This significant concentration of ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation, or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit our other stockholders.

Our stock price may be subject to wide fluctuations.

        The trading price of our common stock has been highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this section of this prospectus and others such as:

  •
  Our operating performance and the operating performance of similar companies;

  •
  Announcements by us or our competitors of acquisitions, business plans or commercial relationships;

  •
  Any major change in our board of directors or senior management;

  •
  Publication of research reports or news stories about us, our competitors, or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

  •
  The public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  Sales of our common stock by our directors and executive officers;

  •
  Adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

  •
  Short sales, hedging and other derivative transactions in our common stock;

  •
  The market's reaction to our reduced disclosure as a result of being an emerging growth company under the JOBS Act;

  •
  Threatened or actual litigation; and

  •
  Other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from ongoing budget negotiations and intermittent government shutdowns in the United States, acts of God, war, incidents of terrorism, or responses to such events).

        In addition, the stock market in general and the market for Internet-related companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations might be even more pronounced in the trading market for our stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources, and harm our business, operating results, and financial condition.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We have only declared or paid cash dividends on our common stock once since 2008 and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future, and the success of an investment in shares of our common stock will depend upon future appreciation in its value, if any. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections titled "Prospectus Summary" and "Risk Factors," contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus, other than statements of historical fact or statements related to present facts or current conditions, are forward-looking. You can identify forward-looking statements by terminology such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "predicts," "potential," "seeks," "should," "will" or "would," or the negative of these terms, or similar expressions.

        There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include, but are not limited to:

  •
  Our ability to attract new clients to enter into subscriptions for our products;

  •
  Our ability to service clients effectively and induce them to continue to use our products and subscribe to additional products;

  •
  Our ability to expand our sales organization to address effectively new geographies which we may target;

  •
  Our ability to continue to expand our referral network of third parties, and to continue to provide data integration services compatibility with other third-party service providers;

  •
  Our ability to accurately forecast revenue and appropriately plan our expenses;

  •
  Continued acceptance of SaaS as an effective method for delivery payroll and HCM solutions;

  •
  The attraction and retention of qualified employees and key personnel;

  •
  Our ability to protect and defend our intellectual property;

  •
  Costs associated with defending intellectual property infringement and other claims;

  •
  Unexpected events in the market for our solutions;

  •
  Future regulatory, judicial and legislative changes in our industry;

  •
  Changes in the competitive environment in our industry and in the market in which we operate; and

  •
  Other factors that we discuss in this prospectus in the sections titled "Prospectus Summary" and "Risk Factors" in this prospectus as well as the risk factors contained in our filings with the SEC that are incorporated by reference in this prospectus.

        You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements represent our management's beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, as well as the documents incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 INDUSTRY AND MARKET DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from various sources (including industry publications, surveys and forecasts and our internal research), on assumptions that we have made, which we believe are reasonable, based on the data and other sources available to us and on our knowledge of the markets for our services. Our internal research has not been verified by any independent source. While we believe the market position, market opportunity and market share information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Prospectus Summary" and "Risk Factors" and elsewhere in this prospectus and the documents incorporated herein by reference, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2015. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.

 USE OF PROCEEDS

        The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in the prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

        The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of September 9, 2015, subject to certain assumptions set forth in the footnote and as adjusted to reflect the sale of the shares of common stock offered in the public offering under this prospectus for each of the selling stockholders.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and includes shares issuable upon exercise of options held by the person which may be exercised or converted within 60 days of September 9, 2015. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 9, 2015, are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person.

        Applicable percentage ownership in the following table is based on 50,776,293 shares of common stock outstanding as of September 9, 2015.

        Unless otherwise noted below, the address of each person listed on the table is c/o 3850 N. Wilke Road, Arlington Heights, IL 60004.

							Shares Beneficially Owned After the Offering if Underwriters' Option is Exercised in Full
						Number of Shares to be Sold if Underwriters' Option is Exercised in Full
	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
			Number of Shares Offered
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage		Shares	Percentage
Entities affiliated with Adams Street Partners(1)	9,337,430	18.4%	1,500,000	7,837,430	15.4%	228,192	7,609,238	15.0%
Steven I. Sarowitz(2)	18,957,100	37.3%	1,500,000	17,457,100	34.4%	332,808	17,124,292	33.7%
Julian Grace Foundation(3)	710,740	1.4%	700,000	10,740	0.0%	—	10,740	0.0%
Peter J. McGrail(4)	648,367	1.3%	40,000	608,367	1.2%	—	608,367	1.2%

(1)
Represents 1,062 shares issuable to Jeffrey T. Diehl upon the vesting of restricted stock units within 60 days of September 9, 2015, 1,805,847 shares held by Adams Street 2006 Direct Fund, L.P., or AS 2006, 2,039,298 shares held by Adams Street 2007 Direct Fund, L.P., or AS 2007, 2,916,394 shares held by Adams Street 2008 Direct Fund, L.P., or AS 2008, 604,524 shares held by Adams Street 2009 Direct Fund, L.P., or AS 2009, 343,403 shares held by Adams Street 2010 Direct Fund, L.P., or AS 2010, 275,890 shares held by Adams Street 2011 Direct Fund LP, or AS 2011, 276,871 shares held by Adams Street 2012 Direct Fund LP, or AS 2012 and 1,068,093 shares of common stock held by Adams Street Co-Investment Fund II, L.P., or AS CIF. The shares owned by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012 and AS CIF may be deemed to be beneficially owned by Adams Street Partners, LLC, or ASP, the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012 and AS CIF. Thomas D. Berman, David Brett, Jeffrey T. Diehl, Elisha P. Gould III, Michael S. Lynn, Robin P. Murray, Sachin Tulyani, Craig D. Waslin and David Welsh, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof) may be deemed to have shared voting and investment power over the shares. The address of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012, AS CIF and ASP is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606. Mr. Diehl is a member of our board of directors.

(2)
Includes 1,062 shares issuable upon vesting of restricted stock units within 60 days of September 9, 2015. Mr. Sarowitz is currently our Chairman and resigned as our Executive Chairman effective June 30, 2014.

(3)
Steven I. Sarowitz and his wife serve as two of the four directors of the Julian Grace Foundation (the "Foundation"). No director has any voting or investment power over the Foundation's shares.

(4)
Includes 643,085 shares issuable upon the exercise of options exercisable within 60 days of September 9, 2015. Mr. McGrail is our Chief Financial Officer.

        Except as described herein and in the information incorporated by reference into this prospectus, no selling stockholder has had any material transaction or relationship with us or any of our predecessors or affiliates within the past three years.

 UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated, have severally agreed to purchase from the selling stockholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
William Blair & Company, L.L.C.
Stifel, Nicolaus & Company, Incorporated
JMP Securities LLC
Raymond James & Associates, Inc.
Needham & Company, LLC
First Analysis Securities Corporation

Total	3,740,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the option to purchase additional shares described below, if any of these shares are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

        The selling stockholders have agreed to indemnify the underwriters against specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Discounts

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the initial offering, representatives of the underwriters may change the offering price and other selling terms. This offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting discounts and commissions are         % of the public

offering price. The selling stockholders have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' option to purchase additional shares:

Total Fees
	Per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by the selling stockholders	$	$	$

        The expenses of this offering, not including the underwriting discounts and commissions, are estimated at approximately $             , including an amount not to exceed $15,000 in connection with the qualification of the offering with FINRA by counsel to the underwriters.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Option to Purchase Additional Shares

        The selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 561,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the initial shares referred to in the above table shares are being offered.

No Sales of Similar Securities

        We, all of our executive officers, directors and selling stockholders have agreed that for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. There are no other agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 60-day period.

Price Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to such option.

        Naked short sales are any sales in excess of the underwriters' option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of this offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Listing

        Our common stock is listed on the NASDAQ Global Select Market, under the symbol "PCTY."

Electronic Offer, Sale and Distribution of Shares

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Deutsche Bank Securities Inc. may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Deutsche Bank Securities Inc. may allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors in Canada

        The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus/offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in the prospectus once the prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  To legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  To any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  By the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  In any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by the Issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

        Each underwriter has represented and agreed that (a) it has only communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) to high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) and (d) of the Order, with all such persons together being referred to as relevant persons, and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to

Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  A corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  A trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  To an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  Where no consideration is or will be given for the transfer; or

  •
  Where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Qatar

        The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

        No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market

Law of the Kingdom of Saudi Arabia. The shares will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriters.

        This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

        This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (UAE), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (DFSA), a regulatory authority of the Dubai International Financial Centre (DIFC). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

        The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the Exempt Investors) who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference information contained in documents that we file with the SEC into the registration statement of which this prospectus is a part. This means that we can disclose important information to you by referring you to those documents, and the information in those documents is considered part of this prospectus. As a result, the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference the documents listed below (other than information contained in such filings that is deemed "furnished" in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form), as well as any documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the initial filing date of the registration statement of which this prospectus is a part, (2) after the date of the initial registration statement and prior to effectiveness of the registration statement and (3) after the date of this prospectus until the termination of this offering:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed on August 14, 2015;

  •
  Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed on September 17, 2015; and

  •
  Description of our common stock contained in our registration statement on Form 8-A (File No. 001-36348), filed with the SEC on March 12, 2014, including any amendment or report filed for the purpose of updating such description.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Paylocity Holding Corporation
3850 N. Wilke Road
Arlington Heights, Illinois 60004
(847) 463-3200

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is Wells Fargo Bank, N.A. The transfer agent's address is Shareowner Services, PO Box 64854, St. Paul, Minnesota 55164-0854, and its telephone number is (800) 468-9716.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "PCTY."

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the common stock offered by this prospectus. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.paylocity.com. Our website, however, is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. You should review the information and exhibits included in the registration statement for further information about us and the common stock we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. See "Incorporation of Certain Information by Reference" for additional information.

LEGAL MATTERS

        DLA Piper LLP (US) will provide us with an opinion as to the validity of the common stock offered under this prospectus. Orrick, Herrington & Sutcliffe LLP will pass upon certain legal matters related to this offering for the underwriters.

EXPERTS

        Our consolidated financial statements as of June 30, 2014 and 2015, and for each of the years in the three-year period ended June 30, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

3,740,000 Shares

Paylocity Holding Corporation

Common Stock

Deutsche Bank Securities	BofA Merrill Lynch	William Blair	Stifel

JMP Securities	Raymond James	Needham & Company	First Analysis Securities Corp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses, other than underwriting compensation, payable in connection with the registration of securities hereunder. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

SEC registration fee	$17,077
FINRA filing fee	$22,545
Transfer agent and registrar fees and expense	$6,000
Accounting fees and expenses	$175,000
Legal fees and expenses	$250,000
Printing and engraving costs	$10,000
Miscellaneous expenses	$5,000

Total	$485,622

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  For any breach of the director's duty of loyalty;

  •
  For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  Under section 174 of the Delaware General Corporation law regarding unlawful dividends and stock purchases; or

  •
  For any transaction for which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, our bylaws provide that:

  •
  We are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  We may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  We may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

  •
  The rights conferred in the bylaws are not exclusive.

        We have entered into indemnity agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        The indemnification provisions in our restated certificate of incorporation and amended and restated bylaws and the indemnity agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of the our directors and officers for liabilities arising under the Securities Act.

        We maintain directors' and officers' liability insurance that includes coverage for securities matters.

        Reference is also made to the underwriting agreement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

Item 16.    Exhibits.

        The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference
Exhibit Number	Description	Form	Filing No.	Filing Date	Exhibit No.	Filed Herewith
1.1	Form of Underwriting Agreement					X
2.1	Share Exchange Agreement, dated November 7, 2013	S-1	333-193661	01/30/2014	2.1
3.1	First Amended and Restated Certificate of Incorporation of the Registrant	S-1/A	333-193661	02/14/2014	3.2
3.2	Amended and Restated Bylaws of the Registrant	S-1/A	333-193661	01/30/2014	3.4
4.1	Amended and Restated Investor Rights Agreement, dated June 29, 2012	S-1	333-193661	02/14/2014	4.1
5.1	Opinion of DLA Piper LLP (US)	S-3	333-206941	09/14/2015
21.1	List of Subsidiaries	S-1	333-193661	01/30/2014	21.1
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 of the original filing of this Form S-3)	S-3	333-206941	09/14/2015
24.1	Power of Attorney (included on signature page of the original filing of this Form S-3)	S-3	333-206941	09/14/2015

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes the following:

  •
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  •
  That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  •
  That:

  (1)
  for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington Heights, Illinois, on this 23rd day of September 2015.

PAYLOCITY HOLDING CORPORATION
By:	/s/ STEVEN R. BEAUCHAMP Steven R. Beauchamp President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

/s/ STEVEN R. BEAUCHAMP Steven R. Beauchamp		President, Chief Executive Officer (Principal Executive Officer) and Director	September 23, 2015
/s/ PETER J. MCGRAIL Peter J. McGrail		Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	September 23, 2015
* Steven I. Sarowitz		Chairman of the Board of Directors	September 23, 2015
* Jeffrey T. Diehl		Director	September 23, 2015
* Mark H. Mishler		Director	September 23, 2015
* Andres D. Reiner		Director	September 23, 2015
* Ronald V. Waters III		Director	September 23, 2015
*By	/s/ PETER J. MCGRAIL Peter J. McGrail Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	Filing No.	Filing Date	Exhibit No.	Filed Herewith
1.1	Form of Underwriting Agreement					X
2.1	Share Exchange Agreement, dated November 7, 2013	S-1	333-193661	01/30/2014	2.1
3.1	First Amended and Restated Certificate of Incorporation of the Registrant	S-1/A	333-193661	02/14/2014	3.2
3.2	Amended and Restated Bylaws of the Registrant	S-1/A	333-193661	01/30/2014	3.4
4.1	Amended and Restated Investor Rights Agreement, dated June 29, 2012	S-1	333-193661	02/14/2014	4.1
5.1	Opinion of DLA Piper LLP (US)	S-3	333-206941	09/14/2015	5.1
21.1	List of Subsidiaries	S-1	333-193661	01/30/2014	21.1
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 of the original filing of this Form S-3)	S-3	333-206941	09/14/2015	5.1
24.1	Power of Attorney (included on signature page of the original filing of this Form S-3)	S-3	333-206941	09/14/2015	24.1